Exhibit (a)(5)
Offer to Purchase for Cash
40,389,560 Shares of Common Stock
Including the Associated Rights to Purchase Preferred Stock
of
Openwave Systems Inc.
at
$8.30 Net Per Share
by
Oreo Acquisition Co., LLC
a jointly-owned subsidiary of
Harbinger Capital Partnerssm Master Fund I, Ltd.
and
Harbinger Capital Partnerssm Special Situations Fund, L.P.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 19, 2007, UNLESS THE OFFER IS EXTENDED

Tuesday, May 22, 2007

To Our Clients:

Enclosed for your consideration is an Offer to Purchase for cash dated Tuesday, May 22, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) by Oreo Acquisition Co., LLC, a Delaware limited liability company (“Purchaser”) and a jointly owned subsidiary of Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands corporation (the “Harbinger Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (the “Harbinger Special Situations Fund” and together with Purchaser, the Harbinger Master Fund, and their affiliates, “Harbinger”), to purchase 40,389,560 of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”) of Openwave Systems Inc. (“Openwave” or the “Company”) and the associated rights issued under the Poison Pill (as defined in the Offer to Purchase) to purchase certain shares of Openwave preferred stock (the “Poison Pill Rights” and, together with the Common Stock, the “Shares”) (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares) at a price of $8.30 per Share, net to the seller in cash, without interest thereon, subject to proration and the other terms and conditions set forth in the Offer to Purchase (including any amendments or supplements thereto).

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer price is $8.30 per Share, net to the seller in cash, without interest thereon, subject to proration and the other terms and conditions set forth in the Offer to Purchase.

2. The Offer is being made for 40,389,560 Shares (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares).

3. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 19, 2007, UNLESS THE OFFER IS EXTENDED BY PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION TIME” SHALL MEAN THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY PURCHASER, WILL EXPIRE.

4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Time (as defined in the Offer to Purchase) 40,389,560 Shares; provided that, as described in the Offer to Purchase, Purchaser will not be required to purchase more than 40,389,560 Shares (which, together with other Shares held by Harbinger, represent approximately 62% of the total outstanding Shares).

5. Any stock transfer taxes applicable to a sale of Shares to Purchaser will be borne by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time.

Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the “Depositary”) of (a) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3 of the Offer to Purchase, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent’s Message, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect
to the Offer to Purchase for Cash
40,389,560 Shares of Common Stock
Including the Associated Rights to Purchase Preferred Stock
of

Openwave Systems Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated Tuesday, May 22, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal relating to the purchase of 40,389,560 shares of common stock, par value $0.001 per share (the “Common Stock”) of Openwave Systems Inc. (“Openwave”) and the associated rights issued under the Poison Pill (defined in the Offer to Purchase) to purchase certain shares of Openwave preferred stock (the “Poison Pill Rights” and, together with the Common Stock, the “Shares”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:*           Shares

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated: _ _ , 2007

*	Unless otherwise indicated, it will be assumed that all of your Shares are to be tendered.